Exhibit-10.1

TAX MATTERS AGREEMENT

by and between

CORTEVA, INC.

and

VYLOR INC.

Dated as of [ ], 2026

i

SCHEDULES

Schedule A - Active Trades or Businesses

Schedule B - Internal Restricted Entities

Schedule C - Ordinary Taxes, Refunds and Tax Attributes

Schedule D - Cooperation

Schedule E - Refund Principles

Schedule F - Apportioned Tax Attributes

Schedule G - Returns

Schedule H - Principal Company

Schedule I - Dispute Resolution

Schedule J - Intended Tax Treatment

Schedule K - Chief Tax Officers

Schedule L - Gain Recognition Agreements and Domestic Use Agreements

Schedule M - Permitted Actions

Schedule N - Overpayment Principles

Schedule O - Financing Transactions

INDEX OF DEFINED TERMS

Term	Section
25% Acquisition Transaction Action	Section 4.4(b) Section 1.1
Active Trade or Business	Section 1.1
Affiliate	Section 1.1
Agreement	Preamble
Ancillary Agreement	Section 1.1
Applicable RemainCo Percentage	Section 1.1
Applicable SpinCo Percentage	Section 1.1
Business Day	Section 1.1
Chemours TMA	Section 1.1
Claiming Group	Section 2.9
Code	Section 1.1
Consolidated Group	Section 1.1
Conveyancing and Allocation Instrument	Section 1.1
Determination	Section 1.1
Dispute	Section 6.3(a)
Dispute Resolution Firm	Section 6.3(b)
Distribution	Section 1.1
Distribution Date	Section 1.1
Domestic Use Agreement	Section 1.1
DWDP TMA	Section 1.1
Effective Time	Section 1.1
EIDP Distribution	Section 1.1
Entitled Group	Section 2.9
Escalation Notice	Section 6.3(a)
Financing Transactions	Section 1.1
Gain Recognition Agreement	Section 1.1
Governmental Entity	Section 1.1
Group	Section 1.1
Indemnifying Party	Section 1.1
Indemnitee	Section 1.1
Indemnity Payment	Section 1.1
Information	Section 1.1
Intended Tax Treatment	Section 1.1
Internal Reorganization	Section 1.1
Internal Restricted Entity	Section 1.1
Internal Restricted Entity SAG	Section 4.3(a)(iii)
IRS	Section 1.1
Law	Section 1.1
Net Payable Amount	Section 7.1
Ordinary Course of Business	Section 1.1
Ordinary Taxes	Section 1.1
Parties	Preamble
Party	Preamble
Payee Party	Section 1.1
Paying Party	Section 1.1
Person	Section 1.1
Post-Distribution Period	Section 1.1
Pre-Distribution Period Prior TMA Prior TMA Payable Prior TMA Receivable Privilege	Section 1.1 Section 1.1 Section 1.1 Section 1.1 Section 1.1
Proposed Acquisition Transaction	Section 4.3(b)(i)
Protective Section 336(e) Election	Section 1.1
Refund	Section 1.1

Term	Section
Refund Recipient	Section 2.7(c)
Regulations	Section 1.1
RemainCo	Preamble
RemainCo Business	Section 1.1
RemainCo Group	Section 1.1
RemainCo Tax Opinion	Section 1.1
RemainCo Tax Policy	Section 1.1
RemainCo Transaction Tax Percentage	Section 1.1
Representations	Section 1.1
Return Items	Section 1.1
Ruling	Section 1.1
Satisfactory Guidance	Section 4.3(c)(ii)
Separation Agreement	Section 1.1
SpinCo	Preamble
SpinCo Business	Section 1.1
SpinCo Cash Distribution	Section 1.1
SpinCo Contribution	Section 1.1
SpinCo Group	Section 1.1
SpinCo Issuance	Section 1.1
SpinCo SAG	Section 4.3(a)(iii)
Straddle Period Stock	Section 1.1 Section 1.1
Subject Tax Return	Section 3.2
Subsidiary	Section 1.1
Tax	Section 1.1
Tax Advisor	Section 1.1
Tax Attributes	Section 1.1
Tax Contest	Section 1.1
Tax Notice	Section 5.1(a)
Tax Officer	Section 1.1
Tax Records	Section 6.2
Tax Return	Section 1.1
Tax Return Filer	Section 3.3
Tax Return Preparer	Section 1.1
Taxes	Section 1.1
Taxing Authority	Section 1.1
Transaction Tax Contest	Section 1.1
Transaction Taxes	Section 1.1
Transactions	Section 1.1
Transfer Pricing Documentation	Section 1.1
Transfer Taxes	Section 1.1
Unqualified Tax Opinion	Section 4.3(c)(iii)

v

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT, dated as of [ ], 2026 (this “Agreement”), by and between CORTEVA, INC., a Delaware corporation (“RemainCo”), and VYLOR INC., a Delaware corporation (“SpinCo”). Each of RemainCo and SpinCo is sometimes referred to herein as a “Party”, and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, RemainCo is the common parent of an affiliated group of corporations, within the meaning of Section 1504(a) of the Code, that has elected to file consolidated U.S. federal income Tax Returns, and SpinCo is a member of that group;

WHEREAS, pursuant to, and subject to the terms of, the Separation Agreement, the Parties have effected, or agreed to effect, the Transactions;

WHEREAS, the Parties intend that certain of the Transactions qualify for the Intended Tax Treatment; and

WHEREAS, SpinCo will cease to be a member of the Consolidated Group of which RemainCo is the common parent after the Distribution.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definition of Terms. As used in this Agreement, the following terms shall have the following meanings. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Separation Agreement.

(1) “25% Acquisition Transaction” shall have the meaning set forth in Section 4.4(b).

(2) “Action” shall have the meaning set forth in the Separation Agreement.

(3) “Active Trade or Business” shall mean the active conduct (determined in accordance with Section 355(b) of the Code and the Regulations thereunder) of any trade or business described in Schedule A for purposes of satisfying the requirements of Section 355(b) of the Code.

(4) “Affiliate” shall have the meaning set forth in the Separation Agreement.

(5) “Agreement” shall have the meaning set forth in the preamble hereto.

(6) “Ancillary Agreement” shall mean an Ancillary Agreement, as defined in the Separation Agreement, other than this Agreement.

(7) “Applicable RemainCo Percentage” shall have the meaning set forth in the Separation Agreement.

(8) “Applicable SpinCo Percentage” shall have the meaning set forth in the Separation Agreement.

(9) “Business Day” shall have the meaning set forth in the Separation Agreement.

(10) “Chemours TMA” shall mean that certain Tax Matters Agreement, dated as of June 26, 2015, by and among E.I. du Pont de Nemours and Company and The Chemours Company, as modified, amended and/or supplemented at or prior to the Effective Time.

(11) “Claiming Group” shall have the meaning set forth in Section 2.9.

(12) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(13) “Consolidated Group” shall mean a group of Persons reporting and paying Taxes on a consolidated, combined or unitary Tax basis that includes at least one member of the RemainCo Group and at least one member of the SpinCo Group.

(14) “Conveyancing and Allocation Instrument” shall have the meaning set forth in the Separation Agreement.

(15) “Determination” shall mean the final resolution of liability for any Tax for any taxable period by or as a result of (a) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (b) a final settlement, compromise or other agreement with the relevant Taxing Authority, an agreement that constitutes a determination under Section 1313(a)(4) of the Code, an agreement contained in an IRS Form 870‑AD, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code or a comparable agreement under state, local or non-U.S. Law; (c) the expiration of the applicable statute of limitations; or (d) the payment of the Tax by a Party (or its Affiliate) that is responsible for payment of that Tax under applicable Law, including with respect to any item disallowed or adjusted by a Taxing Authority; provided that, in the case of the foregoing clause (d), both Parties agree that no action should be taken to recoup that payment.

(16) “Dispute” shall have the meaning set forth in Section 6.3(a).

(17) “Dispute Resolution Firm” shall have the meaning set forth in Section 6.3(b).

(18) “Distribution” shall have the meaning set forth in the Separation Agreement.

(19) “Distribution Date” shall have the meaning set forth in the Separation Agreement.

(20) “Domestic Use Agreement” shall mean a domestic use agreement as described in Section 1.1503(d)-6(d) of the Regulations.

(21) “DWDP TMA” shall have the meaning set forth in the Separation Agreement.

(22) “Effective Time” shall have the meaning set forth in the Separation Agreement.

(23) “EIDP Distribution” shall have the meaning set forth in the Separation Agreement.

(24) “Entitled Group” shall have the meaning set forth in Section 2.9.

(25) “Escalation Notice” shall have the meaning set forth in Section 6.3(a).

(26) “Financing Transactions” shall have the meaning set forth in Schedule O.

(27) “Gain Recognition Agreement” shall mean a gain recognition agreement as described in Section 1.367(a)-8 of the Regulations.

(28) “Governmental Entity” shall have the meaning set forth in the Separation Agreement.

(29) “Group” shall mean (a) with respect to SpinCo, the SpinCo Group and (b) with respect to RemainCo, the RemainCo Group.

(30) “Indemnifying Party” shall mean a Party that has any obligation to indemnify an Indemnitee pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement.

(31) “Indemnitee” shall mean a Person entitled to indemnification by an Indemnifying Party pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement.

(32) “Indemnity Payment” shall have the meaning set forth in the Separation Agreement.

(33) “Information” shall have the meaning set forth in the Separation Agreement.

(34) “Intended Tax Treatment” shall mean the Tax treatment set forth in Schedule J.

(35) “Internal Reorganization” shall have the meaning set forth in the Separation Agreement.

(36) “Internal Restricted Entity” shall mean the entities listed in Schedule B.

(37) “Internal Restricted Entity SAG” shall have the meaning set forth in Section 4.3(a)(iii).

(38) “IRS” shall mean the United States Internal Revenue Service.

(39) “Law” shall have the meaning set forth in the Separation Agreement.

(40) “Net Payable Amount” shall have the meaning set forth in Section 7.1.

(41) “Ordinary Course of Business” shall mean, with respect to an action taken (or to be taken) by a Person, that the action is taken in the ordinary course of the normal day-to-day operations of that Person.

(42) “Ordinary Taxes” shall mean Taxes other than (i) Transfer Taxes and (ii) Transaction Taxes.

(43) “Party” or “Parties” shall have the meaning set forth in the preamble hereto.

(44) “Payee Party” shall mean any Party that is seeking payment from a Party pursuant to the provisions of this Agreement.

(45) “Paying Party” shall mean any Party from which payment is being sought pursuant to the provisions of this Agreement.

(46) “Person” shall have the meaning set forth in the Separation Agreement.

(47) “Post-Distribution Period” shall mean a taxable period (or portion thereof) beginning after the Distribution Date.

(48) “Pre-Distribution Period” shall mean a taxable period (or portion thereof) ending on or before the Distribution Date.

(49) “Prior TMA” shall mean the DWDP TMA or the Chemours TMA.

(50) “Prior TMA Payable” shall mean any obligation of any Party to make payments pursuant to a Prior TMA.

(51) “Prior TMA Receivable” shall mean any right of any Party to receive payments pursuant to a Prior TMA.

(52) “Privilege” shall mean any privilege that may be asserted under applicable Law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work-product privileges) and the accountant-client privilege.

(53) “Proposed Acquisition Transaction” shall have the meaning set forth in Section 4.3(b)(i).

(54) “Protective Section 336(e) Election” shall mean, with respect to an entity, a protective election under Section 336(e) of the Code and Section 1.336‑2(j) of the Regulations (and any similar provision of U.S. state or local Law) to treat the disposition of the Stock of such entity, pursuant to certain of the Transactions, as a deemed sale of the assets of such entity in accordance with Section 1.336‑2(h) of the Regulations (or any similar provision of U.S. state or local Law).

(55) “Refund” shall mean any refund, credit or offset of Taxes (including any overpayment of Taxes that can be refunded), including any interest paid on or with respect to such refund of Taxes.

(56) “Refund Recipient” shall have the meaning set forth in Section 2.7(c).

(57) “Regulations” shall mean the U.S. Treasury regulations promulgated under the Code or any successor Treasury regulations.

(58) “RemainCo” shall have the meaning set forth in the preamble hereto.

(59) “RemainCo Business” shall have the meaning set forth in the Separation Agreement.

(60) “RemainCo Group” shall have the meaning set forth in the Separation Agreement.

(61) “RemainCo Tax Opinion” shall mean the Tax opinion, in form and substance satisfactory to RemainCo (in its sole discretion), of Cravath, Swaine & Moore LLP issued to RemainCo with respect to the qualification of certain of the Transactions for their Intended Tax Treatment.

(62) “RemainCo Tax Policy” shall mean the document titled “Our Approach to Taxes”, available as of the date of this Agreement at https://investors.corteva.com/corporate-governance/corporate-governance-documents.

(63) “RemainCo Transaction Tax Percentage” shall mean, with respect to any Transaction Tax, the fraction, expressed as a percentage, the numerator of which is the amount of such Transaction Tax allocated to RemainCo pursuant to Section 2.5 and the denominator of which is the total amount of such Transaction Tax.

(64) “Representations” shall mean any representations provided to Cravath, Swaine & Moore LLP and Ernst & Young LLP by the Parties in connection with the Transactions, including those that serve as a basis for the RemainCo Tax Opinion.

(65) “Return Items” shall mean any item of income, gain, loss, deduction or credit.

(66) “Ruling” shall mean any ruling (including any supplemental ruling) issued by a Taxing Authority in connection with the Transactions, whether granted prior to, on or after the date hereof.

(67) “Satisfactory Guidance” shall have the meaning set forth in Section 4.3(c)(ii).

(68) “Separation Agreement” shall mean that certain Separation and Distribution Agreement, dated as of [ ], by and among RemainCo, SpinCo and, solely for the purposes set forth therein, EIDP, Inc.

(69) “SpinCo” shall have the meaning set forth in the preamble hereto.

(70) “SpinCo Business” shall have the meaning set forth in the Separation Agreement.

(71) “SpinCo Cash Distribution” shall have the meaning set forth in the Separation Agreement.

(72) “SpinCo Contribution” shall have the meaning set forth in the Separation Agreement.

(73) “SpinCo Group” shall have the meaning set forth in the Separation Agreement.

(74) “SpinCo Issuance” shall have the meaning set forth in the Separation Agreement.

(75) “SpinCo SAG” shall have the meaning set forth in Section 4.3(a)(iii).

(76) “Straddle Period” shall mean a taxable period beginning on or before the Distribution Date and ending after the Distribution Date.

(77) “Stock” shall mean (i) any share of any class or series of stock or any other equity interest and (ii) all other instruments properly treated as stock for U.S. federal income Tax purposes.

(78) “Subject Tax Return” shall have the meaning set forth in Section 3.2.

(79) “Subsidiary” shall have the meaning set forth in the Separation Agreement.

(80) “Tax” or “Taxes” shall mean all taxes, assessments, duties or similar charges of any kind whatsoever imposed by a Taxing Authority (or required by any Taxing Authority to be collected or withheld), in each case, in the nature of a tax, whether direct or indirect, together with any related interest, penalties or additional amounts; provided that Taxes shall not include escheat, tariffs or custom duties.

(81) “Tax Advisor” shall mean a Tax counsel or accounting firm of recognized national standing, including Cravath, Swaine & Moore LLP and Ernst & Young LLP.

(82) “Tax Attributes” shall mean any net operating loss, net capital loss, unused investment credit, unused foreign Tax credit, excess charitable contribution, unused general business credit, unused research and development credit, Tax basis, earnings and profits (including previously taxed income and earnings and profits) and any other similar Tax attributes that could reduce a Tax liability or create a Tax benefit, as determined for U.S. federal, state, local or non-U.S. Tax purposes.

(83) “Tax Contest” shall mean any audit, review, claim, examination, inquiry or any other administrative or judicial proceeding, in each case, in respect of Taxes by a Taxing Authority or Prior TMA Payables or Prior TMA Receivables.

(84) “Tax Notice” shall have the meaning set forth in Section 5.1(a).

(85) “Tax Officer” shall mean (i) for RemainCo, the chief tax officer and (ii) for SpinCo, the chief tax officer. The Tax Officers as of the Effective Time are set forth in Schedule K.

(86) “Tax Records” shall have the meaning set forth in Section 6.2.

(87) “Tax Return” shall mean any return, declaration, statement, report, form, estimate or information return relating to Taxes, including any amendments thereto and any related or supporting information, required or permitted to be filed under applicable Tax Law.

(88) “Tax Return Filer” shall have the meaning set forth in Section 3.3.

(89) “Tax Return Preparer” shall mean, with respect to any Tax Return that a member of the RemainCo Group is responsible for preparing under Section 3.1, RemainCo and, with respect to any Tax Return that a member of the SpinCo Group is responsible for preparing under Section 3.1, SpinCo.

(90) “Taxing Authority” shall mean any Governmental Entity charged with the determination, collection or imposition of Taxes.

(91) “Transaction Tax Contest” shall mean any Tax Contest with the purpose or effect of determining or redetermining Transaction Taxes.

(92) “Transaction Taxes” shall mean all (i) Taxes imposed on RemainCo, SpinCo or any of their respective Subsidiaries resulting from the failure of any step of the Transactions to qualify for the Intended Tax Treatment; (ii) Taxes imposed on any third party resulting from the failure of any step of the Transactions to qualify for the Intended Tax Treatment for which RemainCo, SpinCo or any of their respective Subsidiaries is or becomes liable for any reason; and (iii) reasonable out-of-pocket legal, accounting and other advisory or court fees incurred in connection with liability for Taxes described in clause (i) or (ii).

(93) “Transactions” shall mean the Internal Reorganization, the Financing Transactions, the SpinCo Contribution, the SpinCo Cash Distribution, the SpinCo Issuance, the EIDP Distribution and the Distribution.

(94) “Transfer Pricing Documentation” shall mean any return, declaration, statement, report, claim, schedule, form or other documentation and any associated workpapers required for purposes of establishing any position with respect to transfer pricing purposes with any Taxing Authority (including documentation described in Section 6662(e) of the Code or the Organisation for Economic Co-operation and Development transfer pricing guidelines), as determined based on the past practice of the applicable member of the RemainCo Group or the SpinCo Group.

(95) “Transfer Taxes” shall mean all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added or other similar Taxes incurred in connection with the Transactions.

(96) “Unqualified Tax Opinion” shall have the meaning set forth in Section 4.3(c)(iii).

ARTICLE II

ALLOCATION OF TAX LIABILITIES AND BENEFITS

Section 2.1. Indemnity by RemainCo. RemainCo shall be liable for, and shall indemnify and hold SpinCo harmless from, the following Taxes, whether incurred directly by SpinCo or indirectly through a member of the SpinCo Group, without duplication:

(a) Ordinary Taxes allocated to RemainCo under Section 2.3;

(b) Transfer Taxes allocated to RemainCo under Section 2.4;

(c) Transaction Taxes allocated to RemainCo under Section 2.5;

(d) Taxes allocated to RemainCo under Section 2.6; and

(e) Taxes allocated to RemainCo under Section 6.1(e)(iii);

excluding, in each case, any Tax described in Section 2.2.

Section 2.2. Indemnity by SpinCo. SpinCo shall be liable for, and shall indemnify and hold RemainCo harmless from, the following Taxes, whether incurred directly by RemainCo or indirectly through a member of the RemainCo Group, without duplication:

(a) Ordinary Taxes allocated to SpinCo under Section 2.3;

(b) Transfer Taxes allocated to SpinCo under Section 2.4;

(c) Transaction Taxes allocated to SpinCo under Section 2.5;

(d) Taxes allocated to SpinCo under Section 2.6; and

(e) Taxes allocated to SpinCo under Section 6.1(e)(iii).

Section 2.3. Allocation of Ordinary Taxes.

(a) All Ordinary Taxes for any Pre-Distribution Period shall be allocated:

(i) to RemainCo, to the extent such Taxes relate exclusively to the RemainCo Business;

(ii) to SpinCo, to the extent such Taxes relate exclusively to the SpinCo Business; and

(iii) if not allocated under Section 2.3(a)(i) or Section 2.3(a)(ii), to RemainCo in accordance with the Applicable RemainCo Percentage and to SpinCo in accordance with the Applicable SpinCo Percentage.

(b) Notwithstanding Section 2.3(a), the following Taxes shall be allocated in accordance with Section 2.3(a)(iii):

(i) Ordinary Taxes of a Consolidated Group for any Pre-Distribution Period that become due and payable, or are paid, after the Distribution Date (other than any Taxes resulting from a Tax Contest);

(ii) Ordinary Taxes for any Straddle Period (including, for the avoidance of doubt, Ordinary Taxes of a Consolidated Group for any Straddle Period); and

(iii) Ordinary Taxes arising from the Transactions, whether resulting from a Tax Contest or otherwise.

(c) Notwithstanding Sections 2.3(a) through (b), RemainCo and SpinCo shall each be allocated all Ordinary Taxes allocated to it pursuant to Schedule C.

(d) Prior TMA Payables and Prior TMA Receivables shall be treated as Ordinary Taxes or Refunds of Ordinary Taxes, respectively, for purposes of this Agreement.

Section 2.4. Allocation of Transfer Taxes.

(a) All Transfer Taxes that become due and payable, or are paid, after the Distribution Date shall be allocated to RemainCo in accordance with the Applicable RemainCo Percentage and to SpinCo in accordance with the Applicable SpinCo Percentage.

(b) Notwithstanding Section 2.4(a), any Transfer Taxes that are recoverable by SpinCo after the Distribution Date using commercially reasonable efforts shall be allocated to SpinCo.

Section 2.5. Allocation of Transaction Taxes.

(a) All Transaction Taxes shall be allocated to a Party to the extent such Transaction Taxes would not have been imposed but for:

(i) the failure of any of the Representations or the representations contained in Section 4.1, in each case, made by such Party or members of its Group to be true, correct or complete when made;

(ii) the breach by such Party of any covenant herein (including those set forth in Section 4.3(a) without regard for Section 4.3(c)) or in the Separation Agreement or any Ancillary Agreement;

(iii) (A) the application of Sections 355(a)(1)(B), 355(e) or 355(f) of the Code to any of the Transactions intended to qualify as tax-free under Section 355 of the Code by virtue of any acquisition (or deemed acquisition) of Stock or assets of such Party or members of its Group or (B) the failure to satisfy the requirements of Section 355(a)(1)(C) of the Code with respect to any of the Transactions intended to qualify as tax-free under Section 355 of the Code, in each case, by virtue of any act or omission by such Party or members of its Group after the date hereof; or

(iv) any other act or omission by such Party or members of its Group that it knows or reasonably should have expected, if it had consulted with a Tax Advisor, is reasonably likely to give rise to Transaction Taxes (except if such act or omission is otherwise expressly required or permitted by this Agreement (other than under Section 4.3(c)), the Separation Agreement or any Ancillary Agreement).

(b) If any Transaction Taxes would be allocated both to RemainCo and SpinCo under Section 2.5(a), such Transaction Taxes shall be allocated between RemainCo and SpinCo in proportion to the relative contribution of the members of the RemainCo Group, on the one hand, and the members of the SpinCo Group (and counterparties to any consummated Proposed Acquisition Transactions, if applicable), on the other hand, to the circumstances giving rise to such Transaction Taxes; provided that, if any Transaction Taxes would be allocated to one Party under Section 2.5(a)(iii) and to the other Party under Sections 2.5(a)(i), 2.5(a)(ii) or 2.5(a)(iv), such Transaction Taxes shall be allocated solely to the Party to which such Transaction Taxes would be allocated under Section 2.5(a)(iii).

(c) If any Transaction Tax is not allocated under Sections 2.5(a) through (b), such Transaction Tax shall be allocated to RemainCo in accordance with the Applicable RemainCo Percentage and to SpinCo in accordance with the Applicable SpinCo Percentage.

Section 2.6. Miscellaneous Taxes. RemainCo and SpinCo shall each be allocated all Taxes allocated to it pursuant to Schedule H.

Section 2.7. Refunds.

(a) All Refunds of Taxes shall be allocated:

(i) to RemainCo, to the extent such Refunds are of Taxes described in Section 2.1; and

(ii) to SpinCo, to the extent such Refunds are of Taxes described in Section 2.2;

provided that (A) allocations pursuant to this Section 2.7 shall be made in accordance with the principles and examples set forth in Schedule E and (B) the Parties agree to interpret this Section 2.7(a) consistent with the understanding that Refunds shall be treated as negative Tax liabilities.

(b) Notwithstanding Section 2.7(a), and except as set forth in Section 2.7(e), RemainCo and SpinCo shall each be allocated all Refunds allocated to it pursuant to Schedule C.

(c) If a Party or any members of its Group receives any Refund of any Taxes that the other Party is allocated under Section 2.7(a) or (b) (the Party receiving, or whose Group member receives, such Refund, a “Refund Recipient”), the Refund Recipient shall pay to the other Party the amount of the Refund to which the other Party is allocated (net of any Taxes imposed and reasonable costs and expenses incurred with respect to the receipt of such Refund) as soon as reasonably practicable (and in no event later than thirty (30) Business Days of receipt); provided that the other Party, upon the request of the Refund Recipient, shall repay the amount paid to Refund Recipient (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event the Refund Recipient or any members of its Group is required to repay such Refund.

(d) If a Party or any members of its Group would be a Refund Recipient but for the fact it applied a Refund to which it would otherwise have been allocated against a Tax liability arising in a subsequent taxable period, then for purposes of this Section 2.7, (i) such Party or Group member shall be treated as a Refund Recipient, (ii) the Tax benefit of so applying the Refund shall be treated as a Refund and (iii) such Party or Group member shall be treated as receiving such Refund on the due date of the Tax Return to which the Refund is applied to reduce the subsequent Tax liability.

(e) Notwithstanding anything to the contrary in this Section 2.7, (i) each Party shall be allocated any Refund that is attributable to, and would not have arisen but for, a carryback of a Tax Attribute by such Party (or a member of its Group) pursuant to Section 3.5 and (ii) the principles of Schedule N shall apply to the Refunds referenced therein.

Section 2.8. Apportioned Tax Attributes.

(a) The Tax Officers shall cooperate in good faith to determine the allocation of Tax Attributes between the RemainCo Group and the SpinCo Group (or members thereof); provided that such allocation shall be consistent with (i) applicable Law, including (A) the principles of the “percentage method” described in Section 1.1502-33(d)(3) of the Regulations, (B) in the case of Tax Attributes other than earnings and profits, as applicable, Sections 1.46-1, 1.1502-4, 1.1502-9(c), 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-24, 1.1502-79 and 1.1502-79A of the Regulations (and any corresponding state, local and Tax Laws) and (C) in the case of earnings and profits, in accordance with Section 312(h) of the Code and Sections 1.312-10(a) and 1.1502-33(e) of the Regulations and (ii) the principles and examples set forth in Schedule F.

(b) Notwithstanding Section 2.8(a), RemainCo and SpinCo shall each be allocated all Tax Attributes allocated to it pursuant to Schedule C.

Section 2.9. Payment for Certain Attributes. To the extent that a Tax Attribute allocated under Section 2.8 to a member of one Group and claimed by a member of such Group on a Tax Return (such Group, the “Claiming Group”) is, pursuant to a Determination, properly allowable only on a Tax Return of a member of the other Group (such other Group, the “Entitled Group”), (a) the Parties shall file an amended Tax Return for such member of the Entitled Group to claim such Tax Attribute to the extent permitted under applicable Law and (b) the Party whose Group is the Entitled Group shall, or shall cause a member of the Entitled Group to, pay to the other Party an amount equal to the actual reduction in Taxes of such Party or member of its Group (including reductions in Taxes allocated under this Agreement), calculated on a “with and without” basis, to the extent that payment for such reduction in Taxes is not otherwise required pursuant to this Agreement.

Section 2.10. Treatment of Indemnity Payments.

(a) Character. Any Indemnity Payment (other than any portion of a payment that represents interest) shall be treated by the Parties (and members of their respective Groups) for all Tax purposes by reference to the relationship of the payor and payee immediately before the Distribution (or, if the Indemnity Payment relates to a Transaction other than the Distribution, immediately before such other Transaction) and, accordingly, shall be treated, if made by SpinCo, as a distribution by SpinCo (or, as appropriate, a member of the SpinCo Group) to RemainCo (or, as appropriate, a member of the RemainCo Group) and, if made by RemainCo, as a contribution from RemainCo (or, as appropriate, a member of the RemainCo Group) to SpinCo (or, as appropriate, a member of the SpinCo Group), in each case, except to the extent otherwise required by applicable Law. If any such Indemnity Payment is made after the Distribution (or such other Transaction), such distribution or contribution shall be treated as made immediately before the Distribution (or, as appropriate, another relevant Transaction), except to the extent otherwise required by applicable Law.

(b) Net of Taxes. The amount of any Indemnity Payment shall be (i) increased to take account of any Tax cost actually incurred by the Indemnitee resulting from the receipt of the Indemnity Payment, including any Tax cost arising from such Indemnity Payment having resulted in income or gain to either Party, for example, under Section 1.1502‑19 of the Regulations (in each case, including Taxes imposed on payments of such additional amounts pursuant to this clause (i)) and (ii) reduced to take account of any cash Tax benefit arising from the incurrence or payment of the loss in respect of which the Indemnity Payment is made that is actually realized by the Indemnitee in the taxable year in which such loss is incurred.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.1. Filing of Returns. Each Party shall prepare and timely file (or cause to be prepared and timely filed) any Tax Return as set forth under Schedule G. Unless otherwise provided under Schedule G, RemainCo and SpinCo shall prepare and timely file (or cause to be prepared and timely filed) any Tax Return required to be filed by it or a member of its Group under applicable Law. All Tax Returns for the Pre-Distribution Period shall be prepared and filed in a manner consistent with past practices of the applicable member of the RemainCo Group or SpinCo Group, as applicable.

Section 3.2. Review of Tax Returns. To the extent any Tax Return of a Party relates to Taxes for which another Party may be liable pursuant to this Agreement or is (i) attributable to the Pre-Distribution Period or a Straddle Period or (ii) allocated to such Party pursuant to Schedule G (any such Tax Return, a “Subject Tax Return”), the Tax Return Preparer shall (A) promptly, but in any event within ninety (90) Business Days of the due date (including extensions) of any Subject Tax Return, notify the other Party in writing of any amount (or any portion of any such amount) shown as due on that Tax Return for which the non-filing Party must indemnify the Tax Return Filer under this Agreement, (B) make drafts of such Subject Tax Return or relevant portions thereof and related workpapers available for review by the other Party at least sixty (60) Business Days prior to the due date (including any available extensions) for filing such Tax Return and (C) provide a final copy of any Subject Tax Return (as soon as reasonably available); provided that any failure by the preparing Party to provide notice or make available a Subject Tax Return (or relevant portions thereof) as provided in this Section 3.2 shall not relieve the other Party’s indemnification obligations under this Agreement, except to the extent that the other Party shall have been actually and materially prejudiced by such failure. The Tax Return Preparer shall consider in good faith any reasonable comments made by such other Party at least thirty (30) Business Days prior to the due date (including any available extensions) for filing any Subject Tax Return. No Party shall file a Subject Tax Return in which the amount the other Party may be liable for exceeds one million dollars ($1,000,000.00) without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the responsible Party. For the avoidance of doubt, any Tax Returns of a Consolidated Group for the Pre-Distribution Period shall be Subject Tax Returns.

Section 3.3. Payment of Taxes. The Party responsible under Section 3.1 for filing (or causing to be filed) a Tax Return (the “Tax Return Filer”) shall timely pay (or cause to be paid) any Taxes shown as due on that Tax Return to the relevant Taxing Authority. The obligation to make payments pursuant to this Section 3.3 shall not affect a Party’s right, if any, to be indemnified with respect to the applicable Taxes.

Section 3.4. Amendments.

(a) Except as otherwise required by applicable Law, no Party shall (or shall cause members of its Group to) refile, amend, withdraw, revoke or otherwise alter any Tax Return if doing so would reasonably be expected to (i) obligate the other Party to make an Indemnity Payment under this Agreement, (ii) cause the other Party or any members of its Group to incur any Taxes for which it is not indemnified under this Agreement or (iii) adversely affect a Refund or other Tax Attribute to which the other Party or any members of its Group is entitled, in each case of clauses (i) through (iii), without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the other Party.

(b) No Party shall be obligated to amend any Tax Return, except as required by applicable Law or as necessary to preserve the Intended Tax Treatment.

Section 3.5. Carrybacks. Notwithstanding Section 3.4(a), each Party shall be permitted (but not required) to carryback (or to cause members of its Group to carryback), to the extent permitted under applicable Law, any Tax Attribute realized in a Post-Distribution Period (including the portion of any Straddle Period beginning after the Distribution Date) to a Pre-Distribution Period (including the portion of any Straddle Period ending on or before the Distribution Date); provided that no Party shall (or shall cause any member of its Group to) effect any such carryback without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the other Party.

ARTICLE IV

TAX MATTERS RELATING TO THE DISTRIBUTION

Section 4.1. Mutual Representations. Each Party represents on behalf of itself and the other members of its Group that as of the date of this Agreement:

(a) it knows of no fact, and has no plan or intention to take any action, that it knows or reasonably should expect, assuming it had consulted with a Tax Advisor, is inconsistent with the qualification of any of the Transactions for the Intended Tax Treatment; and

(b) all Representations made by it or members of its Group are true, correct and complete.

Section 4.2. Mutual Covenants. Neither Party shall take or fail to take, or permit the respective members of its Group to take or fail to take, any action, if such action or omission (a) would be inconsistent with the Representations made by it or members of its Group, (b) would cause any such Representations to be untrue when made, (c) would be inconsistent with the qualification of any of the Transactions for the Intended Tax Treatment or (d) would be inconsistent with Schedule J.

Section 4.3. Restricted Actions.

(a) Subject to Section 4.3(b), from the date hereof until the first day after the two-year anniversary of the Distribution Date, SpinCo shall not (and shall not cause or permit any members of its Group to), in a single transaction or a series of transactions:

(i) cause or allow the SpinCo Group to cease to engage in any Active Trade or Business;

(ii) liquidate or partially liquidate SpinCo or any Internal Restricted Entity by way of a merger, amalgamation, consolidation, conversion or otherwise (except as provided by the Separation Agreement) (in each case, other than a combination of a member of the SpinCo Group, including SpinCo, with another member of the SpinCo Group);

(iii) sell or transfer 40% or more of the gross assets of any Active Trade or Business or 40% or more of the consolidated gross assets of the “separate affiliated group” (within the meaning of Section 355(b)(3)(B) of the Code) of (1) SpinCo (the “SpinCo SAG”) or (2) any Internal Restricted Entity (an “Internal Restricted Entity SAG”), in each case, held immediately before the Distribution (other than (A) sales, transfers or dispositions of assets to any member of the SpinCo SAG or such entity’s Internal Restricted Entity SAG, respectively, (B) sales, transfers or dispositions of assets in the Ordinary Course of Business, (C) payments of cash to acquire assets from an unrelated Person in an arm’s-length transaction, (D) sales, transfers or dispositions of assets to a Person that is disregarded as an entity separate from the transferor for U.S. federal income Tax purposes or (E) any mandatory or optional repayments (or prepayments) in cash of any indebtedness of SpinCo, any Internal Restricted Entity, or any of their respective Subsidiaries); provided that, for purposes of this Section 4.3(a)(iii), (x) the value of the “gross assets” of an Active Trade or Business shall be the fair market value, without reduction for liabilities, of the assets of the relevant Active Trade or Business, determined as of immediately before the Distribution and consistently with the valuations, financial data and assumptions set forth in the Representations, and (y) the percentage of such gross assets treated as sold or transferred shall be equal to a fraction, the numerator of which is the value of the gross assets sold or transferred that were held as part of such Active Trade or Business immediately before the Distribution and the denominator of which is the value of all gross assets of such Active Trade or Business immediately prior to the Distribution;

(iv) redeem or otherwise repurchase (directly or indirectly) any Stock of SpinCo or any Internal Restricted Entity, except if such redemptions or repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96‑30 (as in effect prior to its amendment by Revenue Procedure 2003‑48);

(v) amend the certificate of incorporation (or other organizational documents) of SpinCo or any Internal Restricted Entity, or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of SpinCo or any Internal Restricted Entity (including, without limitation, through (A) the conversion of one class of Stock of SpinCo or any Internal Restricted Entity into another class of Stock of SpinCo or such Internal Restricted Entity, respectively, or (B) the declassification of the board of directors (or analogous supervisory or managing body) of SpinCo or any Internal Restricted Entity);

(vi) enter into a Proposed Acquisition Transaction; or

(vii) take any affirmative action that permits a Proposed Acquisition Transaction to occur by means of an agreement to which it is not a party (including by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction or (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the Delaware General Corporate Law or any similar corporate statute, or any “fair price” or other provision of its charter or bylaws or otherwise).

(b) Definition of Proposed Acquisition Transaction.

(i) “Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement to enter into a transaction or series of transactions) as determined for purposes of Section 355(e) of the Code, in connection with which one or more Persons would (directly or indirectly) acquire, or have the right to acquire (including pursuant to an option, warrant or other conversion right), from any other Person or Persons, Stock of SpinCo or any Internal Restricted Entity that, when combined with any other acquisitions of the Stock of SpinCo or such Internal Restricted Entity, respectively, that occur on or after the Distribution, comprises 40% or more of the value or the total combined voting power of all interests that are treated as outstanding equity in SpinCo or such Internal Restricted Entity, respectively, for U.S. federal income Tax purposes immediately after such transaction or, in the case of a series of transactions, immediately after any transaction in such series. For this purpose, any recapitalization, repurchase or redemption of the Stock of, and any amendment to the certificate of incorporation (or other organizational documents) of, SpinCo or any Internal Restricted Entity shall be treated as an indirect acquisition of the Stock of SpinCo or such Internal Restricted Entity, respectively, by any shareholder to the extent such shareholder’s percentage interest in interests that are treated as outstanding equity in SpinCo or such Internal Restricted Entity, respectively, for U.S. federal income Tax purposes increases by vote or value.

(ii) Notwithstanding Section 4.3(b)(i), a Proposed Acquisition Transaction shall not include (A) the adoption of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90‑11, 1990‑1 C.B. 10; (B) any acquisition of Stock that satisfies Safe Harbor VII (relating to acquisitions of stock listed on an established market) of Section 1.355‑7(d) of the Regulations; or (C) issuances of Stock that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Section 1.355‑7(d) of the Regulations.

(iii) The provisions of this Section 4.3(b), including the definition of “Proposed Acquisition Transaction”, are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, Section 355(e) of the Code or the Regulations thereunder shall be incorporated in this Section 4.3(b) and its interpretation.

(c) Consent to Take Certain Restricted Actions.

(i) SpinCo may (and may cause or permit members of the SpinCo Group to) take an action otherwise prohibited under Section 4.3(a) if RemainCo consents in writing; provided that RemainCo may not withhold its consent if SpinCo has received (and provided RemainCo with) Satisfactory Guidance. In all other cases, RemainCo’s consent shall be at its sole discretion.

(ii) “Satisfactory Guidance” shall mean either a Ruling or an Unqualified Tax Opinion, at the election of SpinCo, concluding that the proposed action will not cause any of the Transactions to fail to qualify for the Intended Tax Treatment. Such Ruling or Unqualified Tax Opinion will constitute Satisfactory Guidance only if it is reasonably satisfactory in both form and substance to RemainCo in its reasonable discretion. In determining whether an Unqualified Tax Opinion is reasonably satisfactory, RemainCo may consider, among other factors, the appropriateness of any underlying assumptions or representations and RemainCo’s views on the substantive merits of the legal analysis contained therein. For the avoidance of doubt, any Transaction whose qualification for the Intended Tax Treatment is set forth in Schedule M need not be addressed by such Satisfactory Guidance.

(iii) “Unqualified Tax Opinion” shall mean an unqualified “will” opinion of a Tax Advisor that permits reliance by RemainCo. The Tax Advisor, in issuing its opinion, shall be permitted to rely on the validity and correctness, as of the date given, of any previously issued Rulings and any Tax opinions previously issued by a Tax Advisor, unless such reliance would be unreasonable under the circumstances, and shall assume that each of the Transactions would have qualified for the Intended Tax Treatment if the action in question did not occur.

(d) Procedures Regarding Opinions and Rulings.

(i) If SpinCo notifies RemainCo that it desires to take a restricted action described in Section 4.3(a) and seeks Satisfactory Guidance for purposes of Section 4.3(c), RemainCo, at the request of SpinCo, shall, (A) in the case of a Ruling, use commercially reasonable efforts to expeditiously obtain such Satisfactory Guidance, or, (B) in the case of an Unqualified Tax Opinion, use commercially reasonable efforts to assist SpinCo in obtaining such Satisfactory Guidance. Notwithstanding the foregoing, RemainCo shall not be required to take any action pursuant to this Section 4.3(d) if, upon request, SpinCo fails to certify that all information and representations relating to SpinCo or any members of the SpinCo Group in the relevant documents are true, correct and complete or fails to obtain certification from any counterparty to any Proposed Acquisition

Transaction that all information and representations relating to such counterparty in the relevant documents are true, correct and complete. SpinCo shall reimburse RemainCo for all reasonable out-of-pocket costs and expenses, documented in reasonable detail, incurred by RemainCo or any members of the RemainCo Group in obtaining Satisfactory Guidance within sixty (60) Business Days after receiving an invoice from RemainCo therefor.

(ii) RemainCo shall have the right to obtain a Ruling, any other guidance from any Taxing Authority or an opinion of a Tax Advisor relating to the Transactions at any time in RemainCo’s sole discretion. SpinCo, at the request of RemainCo, shall use commercially reasonable efforts to expeditiously obtain, or assist RemainCo in obtaining, any such Ruling, other guidance or opinion; provided that SpinCo shall not be required to make any representation or covenant that it does not reasonably believe is (and will continue to be) true, accurate and consistent with historical facts. RemainCo shall reimburse SpinCo for all reasonable out-of-pocket costs and expenses, documented in reasonable detail, incurred by SpinCo or members of the SpinCo Group in obtaining any such Ruling, other guidance or opinion requested by RemainCo within sixty (60) Business Days after receiving an invoice from SpinCo therefor.

(iii) RemainCo shall have exclusive control over the process of obtaining any Ruling or other guidance from any Taxing Authority concerning the Transactions, and SpinCo shall not independently seek any Ruling or other guidance from a Taxing Authority concerning the Transactions at any time. In connection with any Ruling requested by a Party pursuant to Section 4.3(d) or that can reasonably be expected to affect the other Party’s liabilities under this Agreement, the requesting Party shall (A) keep the other Party informed of all material actions taken or proposed to be taken by the requesting Party; (B) reasonably in advance of the submission of any ruling request provide the other Party with a draft thereof, consider the other Party’s comments on such draft and provide the other Party with a final copy thereof; and (C) provide the other Party with notice reasonably in advance of, and (subject to the approval of the IRS or other applicable Taxing Authority) permit the other Party to attend, any formally scheduled meetings with the IRS or other applicable Taxing Authority that relate to such Ruling.

(iv) SpinCo shall not seek a Ruling or any other guidance from a Taxing Authority with respect to a Pre-Distribution Period (whether or not relating to the Transactions) without obtaining RemainCo’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 4.4. Notification Regarding Certain Acquisition Transactions.

(a) If SpinCo proposes to enter into any 25% Acquisition Transaction or takes any affirmative action to permit any 25% Acquisition Transaction to occur at any time from the date hereof until the first day after the two-year anniversary of the Distribution Date, SpinCo shall undertake in good faith to provide RemainCo, no later than sixty (60) Business Days following the signing of any written agreement with respect to such 25% Acquisition Transaction or obtaining knowledge of the occurrence of any such 25% Acquisition Transaction that takes place without a written agreement, with a written description of such transaction (including the type and amount of Stock to be issued) and an explanation as to why such transaction does not result in the application of Sections 355(a)(1)(B), 355(e) or 355(f) of the Code to the Transactions intended to qualify as tax-free under Section 355 of the Code.

(b) “25% Acquisition Transaction” shall mean any transaction or series of transactions that would be a Proposed Acquisition Transaction if the percentage specified in the definition of Proposed Acquisition Transaction were 25% instead of 40%.

Section 4.5. Reporting. RemainCo and SpinCo (a) shall timely file (or cause to be filed) any appropriate information and statements (including as required by Section 6045B of the Code and Section 1.355‑5 of the Regulations and, as applicable, Section 1.368‑3 of the Regulations) to report the applicable Transactions as qualifying for the Intended Tax Treatment and (b) absent a change of Law or a Determination in respect of the Transactions, shall not take any position on any Tax Return, financial statement or other document that is inconsistent with the Transactions qualifying for the Intended Tax Treatment.

Section 4.6. Protective Section 336(e) Elections.

(a) The Parties shall, at RemainCo’s election, timely enter into a written, binding agreement (within the meaning of Section 1.336‑2(h)(1)(i) of the Regulations) to make a Protective Section 336(e) Election with respect to the EIDP Distribution, the Distribution or the relevant step(s) of the Internal Reorganization, as RemainCo chooses. RemainCo shall timely make such Protective Section 336(e) Elections and timely file such forms as may be contemplated by applicable Tax Law or administrative practice to effect such Protective Section 336(e) Elections and shall have the exclusive right to prepare and file (i) the relevant purchase price allocation and any corresponding IRS Form 8883 (or any successor thereto) and (ii) any similar forms required or permitted to be filed under U.S.

state or local Law in connection with such Protective Section 336(e) Elections. SpinCo shall cooperate with RemainCo to facilitate the making of such election.

(b) If RemainCo makes any Protective Section 336(e) Elections, the Parties shall not, and shall not permit any members of their respective Groups to, take any position for Tax purposes inconsistent with any of the Protective Section 336(e) Elections, except as may be required pursuant to a Determination.

(c) If SpinCo realizes a Tax benefit from the step-up in Tax basis resulting from a failure of one or more of the Transactions to qualify (in whole or in part) for the Intended Tax Treatment and a Protective Section 336(e) Election, SpinCo shall make quarterly payments to RemainCo equal to (i) the actual Tax savings, as and when realized, arising from such step-up in Tax basis, determined on a “with and without” basis (treating any deductions or amortization attributable to such step-up in Tax basis resulting from such Protective Section 336(e) Election as the last items claimed for any taxable period, including after the utilization of any available net operating loss carryforwards), net of any reasonable administrative costs and other reasonable out-of-pocket costs and expenses necessary to secure the Tax savings multiplied by (ii) the RemainCo Transaction Tax Percentage of any Transaction Taxes resulting from such failure of one or more of the Transactions to qualify (in whole or in part) for the Intended Tax Treatment; provided, however, that this Section 4.6(c) shall not apply to the extent that SpinCo is allocated the Tax liability associated with such step-up in Tax basis.

Section 4.7. Actions after the Distribution on the Distribution Date. All “extraordinary items” (as defined in Section 1.1502-76(b)(2)(ii)(C) of the Regulations) arising after the Distribution on the Distribution Date shall be reported in accordance with the “next day rule” provided in Section 1.1502-76(b)(ii)(B) of the Regulations.

Section 4.8. Termination of Tax Sharing Agreements. Prior to the Distribution, the Parties shall terminate all Tax allocation or sharing agreements that are exclusively between one or more members of the SpinCo Group, on the one hand, and one or more members of the RemainCo Group, on the other hand (other than this Agreement).

ARTICLE V

AUDITS AND CONTESTS

Section 5.1. Control of Tax Contests.

(a) If a Payee Party or any members of its Group receives any notice, letter, correspondence, claim or decree from any Taxing Authority (a “Tax Notice”) and, upon receipt of such Tax Notice, believes it has suffered or potentially could suffer any Tax liability for which it is expected to be indemnified pursuant to this Agreement, the Payee Party shall promptly deliver such Tax Notice to the Paying Party, but in any event within thirty (30) Business Days (or such shorter period as may be necessary to permit the Paying Party to timely consider and respond to such Tax Notice) of the receipt of such Tax Notice; provided that the failure of the Payee Party to provide the Tax Notice to the Paying Party shall not affect the indemnification rights of the Payee Party pursuant to this Agreement, except to the extent that the Paying Party is actually and materially prejudiced by the Payee Party’s failure to deliver such Tax Notice. Subject to Section 5.1(b) below, (i) the Paying Party shall have the right to participate in all proceedings with respect to such Tax Contest and (ii) if the Paying Party so participates, in good faith, in all proceedings with respect to such Tax Contest, the Payee Party (or a member of its Group) shall not settle any such Tax Contest without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Paying Party.

(b) Notwithstanding Section 5.1(a), the Parties shall have the right to jointly control any Transaction Tax Contest and no Party shall compromise or settle any such Tax Contest without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the other Party entitled to jointly control such Tax Contest.

Section 5.2. Expenses. Each Paying Party shall reimburse the applicable Payee Party for all reasonable out-of-pocket costs and expenses (including legal, consulting and accounting fees), documented in reasonable detail, incurred by such Payee Party in the course of any Tax Contest to the extent those expenses relate to matters for which the Paying Party is (or would be) required to indemnify the Payee Party under this Agreement; provided that such reimbursement shall be made within sixty (60) Business Days after receiving an invoice from such Payee Party therefor. For the avoidance of doubt, (i) no Party shall bear any out-of-pocket costs and expenses (including legal, consulting and accounting fees) incurred in the course of a Tax Contest (or any aspect thereof) relating to Taxes (or potential Taxes) that would be allocated to, or otherwise borne by, the other Party under this Agreement and (ii) the Parties agree to interpret this Section 5.2 consistent with the understanding that all costs and expenses incurred in the course of any Tax Contest shall be shared in the same manner, and in the same proportion, as the underlying Taxes or Refunds.

ARTICLE VI

GENERAL COOPERATION, DOCUMENT RETENTION AND CONFIDENTIALITY

Section 6.1. Cooperation and Good Faith.

(a) General. RemainCo and SpinCo shall (and shall cause the members of the RemainCo Group and the SpinCo Group, respectively, to) cooperate fully with all reasonable requests from the other Party in connection with all matters relating to or arising out of this Agreement. Such cooperation shall include the actions listed on Schedule D.

(b) Tax Return Assistance. Without limiting the generality of Section 6.1(a), and notwithstanding the allocation of filing responsibilities set forth in Section 3.1, the Parties shall cooperate in good faith to determine whether, based on available resources, relevant expertise, access to information or similar considerations, a Party other than the Party responsible for filing a Tax Return under Section 3.1 is better positioned to prepare or assist in the preparation or filing of such Tax Return, and if so, such other Party shall provide such assistance as the Parties mutually agree is appropriate; provided that if one Party requests the cooperation of the other Party pursuant to this Section 6.1(b), the requesting Party shall reimburse such other Party for all reasonable out-of-pocket costs and expenses incurred by such other Party in complying with the requesting Party’s request.

(c) Tax Policy. SpinCo shall have the right to adopt and use as its own the RemainCo Tax Policy (or any document, policy or file substantially similar thereto).

(d) Privilege Limitation. Notwithstanding anything in this Agreement to the contrary, no Party shall be required to provide the other Party or any of such other Party’s Subsidiaries access to or copies of information, documents or personnel if such action could reasonably be expected to result in the waiver of any Privilege. In the event that either Party determines that the provision of any information or documents to the other Party or any of such other Party’s Subsidiaries could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use commercially reasonable efforts to permit compliance with its obligations hereunder in a manner that avoids any such harm or consequence.

(e) Gain Recognition Agreements; Domestic Use Agreements.

(i) Neither Party shall, and neither Party shall cause or permit any member of its Group to, take any action (including, but not limited to, the sale or disposition of any Stock or other assets) that would cause the other Party or any member of the other Party’s Group to recognize gain or recapture any income under any Gain Recognition Agreement or Domestic Use Agreement, in each case, without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

(ii) Prior to any event that is reasonably expected to result in recognition or recapture of income under any Gain Recognition Agreement or Domestic Use Agreement, RemainCo or SpinCo shall use (and shall cause the members of its respective Group to use) all commercially reasonable efforts to eliminate such recognition or recapture of income or otherwise avoid or minimize the impact thereof. Without limiting the foregoing, RemainCo and SpinCo shall take such actions set forth in Schedule L.

(iii) Any Taxes arising as a result of an action or omission by a Party (or a member of its respective Group) in breach of this Section 6.1(e) shall be allocated to that Party to the extent such Taxes would not have been imposed but for that act or omission.

Section 6.2. Document Retention; Access to Tax Records and Use of Personnel. Notwithstanding anything to the contrary in the Separation Agreement or any Ancillary Agreement, each of RemainCo and SpinCo shall (i) until the expiration of the relevant statute of limitations (including extensions), retain all records, documents, accounting data, computer data and other information in respect of any Pre-Distribution Period and Straddle Period, which information is necessary for the preparation, filing, review, audit or defense of all Tax Returns for any Pre-Distribution Period and Straddle Period (including all Transfer Pricing Documentation) or relevant to any Tax Contest or an obligation, right or liability of either Party under this Agreement (collectively, the “Tax Records”) and (ii) give each other reasonable access to such Tax Records (including, for the avoidance of doubt, all Transfer Pricing Documentation) and to its personnel (ensuring their cooperation) and premises during normal business hours if relevant to any Tax Contest or an obligation, right or liability of either Party under this Agreement or otherwise reasonably required by the other Party to complete any Tax Return or to compute the amount of any payment contemplated by this Agreement. Prior to disposing of any such Tax Records, each of RemainCo and SpinCo shall notify the other Party in writing of such intention and afford the other Party the opportunity to take possession or make copies of such Tax Records at its discretion.

Section 6.3. Disputes.

(a) General. Notwithstanding Section 7.6, this Section 6.3 shall govern the resolution of any disputes arising under this Agreement (a “Dispute”). The Tax Officers shall negotiate in good faith to resolve any Dispute for sixty (60) days (unless earlier resolved). If the Tax Officers are unable to resolve such Dispute, the matter will be referred to a senior executive of each Party, who shall negotiate in good faith for sixty (60) days (unless earlier resolved). Upon written notice of either Party following the foregoing negotiation periods (an “Escalation Notice”), the matter will be referred to a Dispute Resolution Firm (as defined in Section 6.3(b)). The Dispute Resolution Firm may, in its discretion, obtain the services of any third party necessary to assist it in resolving the Dispute. The Parties shall instruct the Dispute Resolution Firm to resolve the Dispute consistent with Schedule I. Any such resolution by the Dispute Resolution Firm will be binding on the Parties and the Parties shall take, or cause to be taken, any action necessary to implement the resolution. The fees and expenses of the Dispute Resolution Firm shall be borne equally by the Parties to the dispute, and each Party shall bear its own fees in connection with the Dispute.

(b) Dispute Resolution Firm. Consistent with this Section 6.3, the Parties shall refer disputes arising under this Agreement to an accounting or law firm, depending on the nature of the Dispute, of recognized national standing in the relevant jurisdiction reasonably acceptable to both Parties (the “Dispute Resolution Firm”). Unless otherwise agreed in writing, the Parties shall select the Dispute Resolution Firm from among either the top twenty-five (25) accounting firms as listed by Inside Public Accounting among the top United States accounting firms or the law firms listed by Chambers and Partners ranking table for Tax: Corporate & Finance, using the lists that are most recent as of the date of the Escalation Notice. From among such firms, the Parties shall (i) identify non-conflicted firms, (ii) each rank their top five (5) choices of non-conflicted firms and (iii) engage the firm that both Parties ranked and that was best-ranked collectively by the Parties. If there is no firm ranked by both Parties that accepts the engagement, the Parties shall rank additional firms as necessary to identify and engage a mutually ranked firm willing to accept the engagement. The Parties shall engage a Dispute Resolution Firm within thirty (30) days of the Escalation Notice.

(c) Failure to Engage the Dispute Resolution Firm. Unless otherwise agreed in writing, in the event that a Dispute Resolution Firm is not engaged within thirty (30) days of the Escalation Notice, at either Party’s election such Dispute shall be resolved in accordance with Article X (Dispute Resolution) and Section 12.18 (Specific Performance) of the Separation Agreement, mutatis mutandis.

(d) Disputes Arising Under Section 2.8. Notwithstanding anything to the contrary in this Agreement, the Parties shall use commercially reasonable efforts to resolve any Dispute arising under Section 2.8 prior to the due date for the applicable Tax Return of the Consolidated Group, and, if applicable, the Parties shall direct the Dispute Resolution Firm to issue a report resolving the Dispute prior to such due date, unless otherwise agreed by the Parties.

Section 6.4. Confidentiality. Each Party hereby acknowledges that confidential and proprietary Information of such Party and the other members of its Group may be exposed to employees and agents of the other Party and the other members of its Group as a result of the activities contemplated by this Agreement. Accordingly, the Parties acknowledge and agree that Section 9.6 (Confidentiality; Non-Use) of the Separation Agreement is hereby incorporated into this Agreement and shall apply to the transactions contemplated by this Agreement to the extent applicable, mutatis mutandis.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1. Timing of Indemnity Payments. The Parties shall cooperate in good faith to calculate the net amount of any payments owed from each Party to the other under this Agreement (the “Net Payable Amount”). Within thirty (30) Business Days of the end of each calendar year, the Party owing the Net Payable Amount shall make a single payment to the other Party in an amount equal to the Net Payable Amount. Notwithstanding the foregoing, (i) if at any time during a calendar year, the Net Payable Amount exceeds five million dollars ($5,000,000.00), the Party owing such Net Payable Amount shall pay to the other Party an amount equal to the Net Payable Amount within thirty (30) Business Days of written demand therefor and (ii) payments under Section 2.7(c), Section 4.3(d) or Section 5.2 shall be made in accordance with the timelines set forth therein and shall not be subject to the netting provisions of this Section 7.1.

Section 7.2. Payment Terms. Except as otherwise provided by this Agreement, the Parties acknowledge and agree that Section 12.11 (Payment Terms) of the Separation Agreement is hereby incorporated into this Agreement and shall apply to the transactions contemplated by this Agreement to the extent applicable, mutatis mutandis.

Section 7.3. No Duplication of Payment. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require RemainCo or SpinCo, as the case may be, to make any payment to the extent that the payment is attributable to a Tax Attribute, Return Item or any other amount for which the applicable Party or its Affiliate has previously made a payment under this Agreement, the Separation Agreement or any of the Ancillary Agreements.

Section 7.4. Assignment. Neither this Agreement nor any right, interest or obligation shall be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), and any attempt to assign any rights, interests or obligations arising under this Agreement without such consent shall be void; except, that a Party may assign this Agreement or any or all of the rights, interests and obligations hereunder in connection with a merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its assets; provided that the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such assets shall assume all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto; provided, however, that in the case of each of the preceding clauses, no assignment permitted by this Section 7.4 shall release the assigning Party from liability for the full performance of its obligations under this Agreement, unless agreed to in writing by the non-assigning Party.

Section 7.5. Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 7.6. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6.

Section 7.7. Titles and Headings. Titles and headings to articles, sections and paragraphs herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 7.8. Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 7.9. Notice. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received (a) on the date of transmission if sent via email (provided, however, that a Party may supplementally (and shall supplementally, if an automatic failure of delivery notice is received in response to the applicable email) deliver a notice by delivery in person or by national courier service), (b) when delivered, if delivered personally to the intended recipient and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the address for such Party set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.9):

To RemainCo:

9330 Zionsville Road

Indianapolis, Indiana 46268

Attention:	[ ]
[ ]
Email:	[ ]
[ ]

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York, NY 10001

Attention: J. Leonard Teti II

Email: lteti@cravath.com

To SpinCo:

Vylor Inc.

7100 NW 62nd Avenue, PO Box 1000

Johnston, Iowa 50131

Attention:	[ ]
[ ]
Email:	[ ]
[ ]

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York, NY 10001

Attention: J. Leonard Teti II

Email: lteti@cravath.com

Section 7.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon a determination that any term, provision, covenant or restriction is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify to the fullest extent permitted by applicable Law this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 7.11. Termination. This Agreement shall terminate without further action at any time prior to the Effective Time upon termination of the Separation Agreement. If terminated, no Party shall have any liability of any kind to the other Party or any other Person on account of this Agreement.

Section 7.12. Successor Provisions. Any reference herein to any provisions of the Code or Regulations shall be deemed to include any amendments or successor provisions thereto as appropriate.

Section 7.13. Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time.

Section 7.14. Survival. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 7.15. Integration; Amendments.

(a) Except as explicitly stated herein, this Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules hereto and thereto contain the entire agreements between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein. If there is a conflict between any specific provision of this Agreement and any provision of the Separation Agreement or any Ancillary Agreement (except to the extent that Tax matters are expressly addressed in any such Ancillary Agreement other than a Conveyancing and Allocation Instrument), this Agreement shall control.

(b) No provision of this Agreement shall be deemed amended, supplemented or modified, unless such amendment, supplement or modification is in writing and signed by the authorized representative of each Party, and no waiver of any provision of this Agreement shall be effective unless in writing and signed by the authorized representative of the Party sought to be bound.

Section 7.16. Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and there are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 7.17. Waivers. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, except as explicitly stated herein, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).

Section 7.18. Interpretation. The rules of interpretation set forth in Section 1.2 of the Separation Agreement shall be incorporated by reference into this Agreement, mutatis mutandis. NOTWITHSTANDING THE FOREGOING, THE PURPOSE OF ARTICLE IV IS TO ENSURE THAT EACH OF THE APPLICABLE TRANSACTIONS QUALIFIES FOR THE INTENDED TAX TREATMENT AND, ACCORDINGLY, THE PARTIES AGREE THAT THE LANGUAGE THEREOF SHALL BE INTERPRETED IN A MANNER THAT SERVES THIS PURPOSE TO THE GREATEST EXTENT POSSIBLE.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

CORTEVA, INC.

By:
	Name:	[ ]
	Title:	[ ]

VYLOR INC.

By:
	Name:	[ ]
	Title:	[ ]